Exhibit 11.1

CPI CORP.
Computation of Per Common Share Earnings (Loss) — Diluted
(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	July 19, 2003	July 20, 2002	July 19, 2003	July 20, 2002
Diluted:
Net earnings (loss) applicable to common shares:
From continuing operations	$(825,526)	$(143,349)	$(3,555,318)	$(801,790)
From discontinued operations	--	134,873	--	80,139

Net loss	$(825,526)	$(8,476)	$(3,555,318)	$(721,651)

Shares:
Weighted average number of common shares
outstanding	18,339,171	18,275,894	18,339,127	18,273,624
Shares issuable under employee stock plans-
weighted average	- *	- **	- ***	- ****
Dilutive effect of exercise of certain stock
options	- *	- **	- ***	- ****
Less: Treasury stock - weighted average	(10,238,303)	(10,238,303)	(10,238,303)	(10,238,303)

Weighted average number of common and
common equivalent shares outstanding	8,100,868	8,037,591	8,100,824	8,035,321

Net earnings (loss) per common and common equivalent shares:
From continuing operations	$(0.10)	$(0.01)	$(0.44)	$(0.10)
From discontinued operations	0.00	0.01	0.00	0.01

Net loss	$(0.10)	$(0.00)	$(0.44)	$(0.09)

*	The dilutive effect of stock options in the amount of 22,370 shares and 18,415 shares issuable under employee stock plans were not considered as the effect is antidilutive.

**	The dilutive effect of stock options in the amount of 25,953 shares and 28,420 shares issuable under employee stock plans were not considered as the effect is antidilutive.

***	The dilutive effect of stock options in the amount of 11,303 shares and 18,415 shares issuable under employee stock plans were not considered as the effect is antidilutive.

****	The dilutive effect of stock options in the amount of 18,896 shares and 30,400 shares issuable under employee stock plans were not considered as the effect is antidilutive.